FIRST AMENDMENT OF BUSINESS LOAN AGREEMENT


         THIS FIRST AMENDMENT (the "Amendment") is entered into effective October 1, 2004 between DESTINATION CAPITAL, LLC ("Lender"), and CHRISTENSON VELAGIO, INC. ("Borrower").

                                    RECITALS:

         A. Borrower and Lender entered into a Business Loan Agreement dated August 24, 2004 (the "Loan Agreement") whereby Lender agreed to provide a term loan credit facility to Borrower. The Loan Agreement provides for Borrower's parent, Microfield Group, Inc., to issue and deliver to Lender or its assigns warrants to purchase common shares of Microfield.

         B. Borrower and Lender desire to clarify the Loan Agreement provision relating to such warrants in certain respects as set forth below.

         C. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

                                   AGREEMENT:

         1. TERM OF WARRANTS. Section 2(f) of the Loan Agreement is amended to provide that the warrant(s) that Lender (or its assigns) is entitled to receive each month may be exercised, in whole or in part, at any time during the five (5) year period commencing on the first day of each respective month. For example, if the principal balance of the Loan on November 1, 2004 is $1,250,000, Lender is entitled to a warrant(s) granting the right to purchase 156,250 Microfield common shares with an exercise period commencing on November 1, 2004 and ending November 1, 2009. Similarly, the warrant(s) which is due to be issued based on the principal balance of the Loan on December 1, 2004 will have an exercise period ending December 1, 2009.

         2. INCONSISTENT TERMS. Any provisions of the Loan Agreement which are inconsistent with the above are deemed terminated and of no further force or effect. Borrower acknowledges that this Amendment will not affect Microfield's liability or obligations under the Commercial Guaranty executed by Microfield in connection with the Loan Agreement and the Loan.

         3. FURTHER EFFECT. Except as set forth herein, the Loan Agreement will remain in full force and effect.

         4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.











1 - FIRST AMENDMENT OF BUSINESS LOAN AGREEMENT
PDX/112816/141153/DLH/1384676.1

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused their duly authorized representatives to execute this Agreement, as of the date first above written.

LENDER:                                           BORROWER:

DESTINATION CAPITAL, LLC                          CHRISTENSON VELAGIO, INC.
By: JMW Capital Partners, Inc., its Manager



By: /s/ THOMAS A SIDLEY                           By: /s/ Gary Kapral
   ----------------------------------------          ---------------------------
   Thomas A. Sidley, Vice President                  Gary Kapral, CFO












































2 - FIRST AMENDMENT OF BUSINESS LOAN AGREEMENT
PDX/112816/141153/DLH/1384676.1